Exhibit 10(r)

MAYTAG CORPORATION BOARD OF DIRECTORS

COMPENSATION

2005

Annual Retainer	$35,000 per annum

Meeting and Committee Fees	$2,500 per committee and board meeting

Committee Chair Fee	$5,000 per annum

Executive and Audit Committee Chair Fee	$7,000 per annum

Telephone Meeting or Attendance Via Telephone	$1,000 per meeting

Deferred Compensation Plan:	All non-employee directors may elect to defer all or a portion of their director’s compensation.

Stock Options:	Each current director receives an option to purchase 3,000 shares of Maytag stock annually on the day after the Annual Meeting of Shareholders at the market value of the stock on that date, pursuant to the 2002 Employee and Director Stock Incentive Plan. Each new Director to receive 10,000 stock options when they join the Board; this grant would be in lieu of the normal first year grant. Option terms would be same as for current employees—vesting one-third of the grant each year.

Appliances:	Corporation products are available under the Directors’ Appliance Program; Directors are taxed at the fair market cost.